June 13, 2007

Harland Financial Solutions, Inc.
c/o Harland Clarke Holdings Corp.
2939 Miller Road
Decatur, GA 30035

Ladies and Gentlemen:

We have acted as special Oregon counsel to Harland Financial Solutions, Inc., an Oregon corporation (the ‘‘Company’’) for purposes of delivering this opinion in connection with the filing on June 13, 2007 of the Registration Statement on Form S-4 (the ‘‘Registration Statement’’) with the Securities and Exchange Commission (the ‘‘SEC’’) pursuant to the Securities Act of 1933 and the rules and regulations thereunder, relating to the registration of $305,000,000 aggregate principal amount of Senior Floating Rate Notes due 2015 and $310,000,000 aggregate principal amount of 9.50% Senior Fixed Rate Notes due 2015 (collectively, the ‘‘Exchange Notes’’) for which the Company is a co-issuer and guarantor. This opinion is being furnished at the request of the Company in connection with the Registration Statement.

For purposes of rendering this opinion, we have examined and reviewed copies certified to us as being execution copies of the following documents:

(a)	the Registration Statement;

(b)	the Indenture dated as of May 1, 2007 among Harland Clarke Holdings Corp. (formerly Clarke American Corp.) (‘‘Harland Clarke’’), the domestic subsidiaries of Harland Clarke (the ‘‘Guarantors’’), and Wells Fargo Bank, N.A., as Trustee, (the ‘‘Indenture’’);

(c)	the Registration Rights Agreement, dated as of May 1, 2007 (the ‘‘Registration Rights Agreement’’), among Harland Clarke, the Guarantors, and the initial purchasers; and

(d)	the forms of Exchange Notes attached as exhibits to the Indenture (including the guarantees endorsed thereon).

For purposes of this letter, items (a) through (d) above are collectively referred to as the ‘‘Documents.’’ In addition, we examined the originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials and of officers of the Company, and agreements, instruments and other documents, as we deemed necessary for providing the opinions expressed below.

Portland, OR 503-222-9981 | Salem, OR 503-399-7712 | Bend, OR 541-749-4044
Seattle, WA 206-622-1711 | Vancouver, WA 360-694-7551 | Washington, DC 202-488-4302

June 13 2007

ASSUMPTIONS AND SCOPE OF INVESTIGATION

In rendering this opinion, we assume without inquiry or investigation: (i) the authenticity and completeness of all documents submitted to us as originals; (ii) the legal competence and capacity of all natural persons who are signatories to the Documents; (iii) the conformity to original documents of all documents submitted to us as copies; (iv) that all signatures on all documents submitted to us are genuine; (v) the truthfulness, accuracy and completeness of all warranties and representations of the Company set forth in the Documents; (vi) the Documents are necessary or convenient to carry out the business and affairs of the Company; (vii) the Documents are for the Company’s own benefit and will promote or protect its own rights or property interest and will accomplish some legitimate object of financial benefit to it; (viii) that all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the laws of the State of Oregon are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in Oregon, and are in a format that makes legal research reasonably feasible; (ix) that the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in the State of Oregon has specifically addressed and has established its unconstitutionality or invalidity; (x) each of the parties to the Documents, in taking any action under the Documents in respect to the Company, will comply with any standard of conduct generally applicable to it (including, without limitation, any requirement that such party act reasonably, in good faith, in a commercially reasonable manner, or otherwise in compliance with applicable law); (xi) that the signatures purportedly made on the Registration Statement, Indenture and Registration Rights Agreement on behalf of the Company were, in fact, made by John E. O’Malley with respect to the Registration Statement, and Edward P. Taibi with respect to the Indenture and Registration Rights Agreement; and (xii) that the Indenture and Registration Rights Agreement were each delivered with intent to bind the Company and any conditions precedent to the delivery of the Indenture and Registration Rights Agreement have been satisfied.

As to questions of fact material to such opinions, we have, without independent inquiry or investigation, relied upon a certificate of existence from the Secretary of State of the State of Oregon dated June 11, 2007 (the ‘‘State Certificate’’) and an Officer’s Certificate signed by the Vice President and Assistant Secretary of the Company and dated the date of this opinion (the ‘‘Officer’s Certificate’’). With respect to the State Certificate, we disclaim any responsibility for any changes that may have occurred with respect to the status of the Company from and after the date of the State Certificate. We also assume, without independent inquiry or investigation that the State Certificate and the public record upon which it is based are accurate and complete. We assume that the knowledge and awareness of the individual delivering the Officer’s Certificate are full and complete as to all matters addressed in the Officer’s Certificate.

Based upon the foregoing and subject to the qualifications, disclaimers, assumptions and limitations set forth herein, we are of the following opinion:

1. Based solely on our review of the State Certificate, the Company is a corporation duly incorporated and validly existing under the laws of the State of Oregon.

2. The Company has all requisite corporate power to execute and deliver (or file, with respect to the Registration Statement) the Documents and to perform its obligations thereunder.

June 13 2007

3. The Documents have each been duly authorized by the Company and, to the extent the laws of the State of Oregon are applicable thereto, the Indenture and Registration Rights Agreement have each been duly executed and delivered by the Company, the Registration Statement has been duly executed by the Company, and the filing of the Registration Statement with the SEC has been duly authorized by the Company.

4. The Documents and the consummation of the transactions contemplated thereby do not violate the articles of incorporation or bylaws of the Company or any applicable laws of the State of Oregon. (We express no opinion with respect to federal or state securities laws or other bodies of law excluded from this opinion.)

DISCLAIMERS

The opinions expressed herein are subject to and qualified by the following disclaimers:

1.    Regardless of the states in which members of this firm are licensed to practice, the opinions set forth herein are limited to matters governed by the laws of the State of Oregon (the ‘‘State’’) and no opinion is expressed herein as to the laws of any other jurisdiction, including the federal laws of the United States. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer admitted to practice law in the State exercising customary professional diligence would reasonably recognize as being directly applicable to the Company or the transactions contemplated in the Documents. Without limiting the generality of the foregoing, we express no opinion concerning the following legal issues or the application of any such laws or regulations to the matters on which our opinions are referenced:

(i) federal and State securities laws and regulations;

(ii) Federal Reserve Board margin regulations;

(iii) pension and employee benefit laws and regulations;

(iv) federal and State antitrust and unfair competition laws and regulations;

(v) federal and State laws and regulations concerning document filing requirements and other filing requirements;

(vi) compliance with fiduciary duty requirements;

(vii) the statutes, administrative decisions, and rules and regulations of county, municipal and special political subdivisions, whether State-level, regional or otherwise;

(viii) federal and State laws and regulations concerning the condition of title to any property or the creation or priority of a lien or security interest in real or personal property;

(ix) fraudulent transfer and fraudulent conveyance laws;

(x) federal and State environmental laws and regulations;

(xi) federal and State tax laws and regulations;

(xii) federal and State land use and subdivision laws and regulations; or

June 13 2007

(xiii) federal and State regulatory laws or regulations specifically applicable to any entity solely because of the business in which it is engaged.

2.    This opinion letter is provided to you as a legal opinion only and not as a guarantee of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

3.    Nothing contained in this opinion letter will be deemed to constitute a waiver of the attorney-client privilege between this firm and the Company.

4.    We express no opinion as to any matter relating to: (a) the adequacy or existence of the consideration for the obligations under the Documents; (b) the accuracy or completeness of any financial, accounting, or statistical information furnished to any party by the Company; (c) the financial status of the Company; (d) the ability of the Company to meet its obligations under the Documents; or (e)    the accuracy or completeness of any representations made by the Company.

5.    This statement is included in accordance with IRS regulations: Any U.S. federal tax advice expressed in this opinion is limited to the federal tax issues expressly addressed in it. Additional issues may exist that could affect federal tax treatment of the transaction or matter that is the subject of this opinion, and this opinion does not consider or provide conclusions with respect to such issues. With respect to any significant federal tax issues outside the limited scope of this opinion, nothing in this opinion can be used by any person for the purpose of avoiding penalties that may be imposed on that person.

MISCELLANEOUS

The opinions set forth herein are being rendered to you solely in connection with the transactions contemplated by the Documents and may not be relied upon for any other purpose or furnished or referred to, or relied upon by any other person or entity for any reason (except that your counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP may rely on the opinions set forth herein in connection with the issuance of its opinion letter in connection with the transactions contemplated by the Documents) without our prior written consent. This opinion is rendered as of the date set forth above, and we disclaim any obligation to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise to update this opinion.

We consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading ‘‘Legal Matters’’ contained in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933 or the rules and regulations thereunder.

Respectfully submitted,
/s/ Schwabe, Williamson & Wyatt, P.C.
Schwabe, Williamson & Wyatt, P.C.